Exhibit 10.2

GENESEE & WYOMING INC.

AMENDED AND RESTATED 2004 OMNIBUS INCENTIVE PLAN

FORM OF RESTRICTED STOCK AWARD NOTICE

Grantee:	[Name]

Type of Award:	Restricted Stock Award

Number of Shares:	[Number]

Date of Grant:	[Date]

Anniversary Date:	[Date of First Grant for the Year of the Award] [NOTE: Anniversary Date definition only applicable for awards to non-directors]

1. Grant of Restricted Stock. This Award Notice serves to notify you that the Compensation Committee (the “Committee”) of the Board of Directors of Genesee & Wyoming Inc. (“G&W”) hereby grants to you, under G&W’s Amended and Restated 2004 Omnibus Incentive Plan (the “Plan”), a restricted stock award (the “Award”), on the terms and conditions set forth in this Award Notice and the Plan, of the number of shares of G&W’s Class A Common Stock, par value $.01 per share (the “Common Stock”) set forth above. The Plan is incorporated herein by reference and made a part of this Award Notice. A copy of the Plan is available on G&W’s Intranet under Corporate Policies then Human Resources or from G&W’s Human Resources Department upon request. You should review the terms of this Award Notice and the Plan carefully. The capitalized terms used in this Award Notice that are not defined herein have the meanings as defined in the Plan.

[2. Restrictions and Vesting. Subject to the terms set forth in this Award Notice and the Plan, provided you are still in the employment or service of G&W or any Subsidiary at that time, the Common Stock represented by the Award will vest as follows: [Number, Number and Number] shares of Common Stock will vest on the first, second and third anniversaries of the Anniversary Date, respectively. In the event of your death, “Disability” or the termination of your employment or service to G&W or any Subsidiary prior to the complete vesting of the Award, the unvested portion of the Award shall be forfeited as of the date of your death, Disability or such termination. The term “Disability” means you are permanently and totally disabled within the meaning of Section 22(e)(3) of the Code.] [NOTE: this version of section 2 is only applicable for awards to non-directors]

[2. Restrictions and Vesting. Subject to the terms set forth in this Award Notice and the Plan, provided you are still in the service of G&W or any Subsidiary at that time, the Common Stock represented by the Award will vest as follows: [Number, Number and Number [NOTE: as applicable]] shares of Common Stock will vest on the date of the next [Number]

annual meetings of shareholders, respectively. In the event of your death or the termination of your service to G&W or any Subsidiary prior to the complete vesting of the Award, the unvested portion of the Award shall be forfeited as of the date of your death or such termination.] [NOTE: this version of section 2 is only applicable for awards to directors]

3. Issuance and Taxation of Shares.

(a) Issuance of Shares. Upon satisfaction of the vesting requirements detailed in Section 2, and upon further determining that compliance with this Award Notice has occurred, including compliance with such reasonable requirements as G&W may impose pursuant to the Plan or Section 11 of this Award Notice, and payment of any relevant taxes, G&W shall issue to you a certificate for the previously restricted shares of Common Stock on the earliest practicable date (as determined by G&W) thereafter, or execute an electronic transfer if so requested. The shares of Common Stock may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.

[(b) Tax Withholdings. The issuance of the Common Stock underlying the Award is conditioned upon your making arrangements satisfactory to G&W for the payment to G&W, or its designed agent, of the amount of all taxes required by any governmental authority to be withheld and paid over by G&W to the governmental authority on account of the issuance. The payment of such withholding taxes to G&W, or its designated agent, may be made by one or any combination of the following methods: (i) in cash or by check, (ii) by G&W withholding such taxes from any other compensation owed to you by G&W or any Subsidiary, (iii) an irrevocable election by you to surrender to G&W, or its designated agent, a number of shares of Common Stock underlying the Award sufficient to satisfy the withholding tax obligation, or (iv) any other method approved or accepted by the Committee in its sole discretion, subject to any and all limitations imposed by the Committee from time to time (which may not be uniform). You shall promptly notify G&W of any election made pursuant to Section 83(b) of the Internal Revenue Code, as amended, if applicable in your tax jurisdiction.] [NOTE: this version of 3(b) is applicable in U.S. and Canada only]

[(b) Responsibility for Taxes. Regardless of any action G&W, its designated agent, or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that G&W and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or issuance of the Common Stock underlying the Award, the subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to structure the terms of the award or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

Prior to issuance of the Common Stock underlying the Award, you shall pay cash or make adequate arrangements satisfactory to G&W and/or the Employer to satisfy all withholding and payment on account of obligations of G&W and/or the Employer. In this regard, you authorize G&W and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by G&W and/or the Employer. Alternatively, or in addition, if permissible under local law, G&W, or its designated agent, may withhold in shares of Common Stock from the issuance of the Common Stock underlying the Award, provided that G&W, or its designated agent, only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount. Finally, you shall pay to G&W, its designated agent, or the Employer any amount of Tax-Related Items that G&W or the Employer may be required to withhold as a result of your participation in the Plan or receipt of shares of Common Stock that cannot be satisfied by the means previously described. G&W, or its designated agent, may refuse to honor the issuance and refuse to deliver the shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

The payment of such withholding taxes to G&W, or its designated agent, may also be made pursuant to any method approved or accepted by the Committee in its sole discretion, subject to any and all limitations imposed by the Committee from time to time (which may not be uniform).] [NOTE: this version of 3(b) is applicable in Australia only] [NOTE: For Netherlands 3(b) is not applicable; insert “(b) RESERVED”]

[4. Effect of Breach of Certain Covenants.

(a) In General. If you engage in the conduct described in subsection (c) of this Section 4, then, unless the Committee determines otherwise: (i) you immediately forfeit, effective as of the date you engage in such conduct, the unvested portion of the Award; and (ii) you must return to G&W the shares of Common Stock that vested within the six-month period immediately preceding the date you engage in such conduct or, at the option of G&W, pay to G&W the Fair Market Value, as of the date you engage in such conduct, of the shares of Common Stock that vested within such six-month period.

(b) Set-Off. By accepting the Award, you consent to a deduction from any amounts G&W or any Subsidiary owes you from time to time (including, but not limited to, amounts owed to you as wages or other compensation, fringe benefits, or vacation pay), to the extent of the amount that you owe G&W under subsection (a) of this Section 4. G&W may elect to make any set-off in whole or in part. If G&W does not recover by means of a set-off the full amount that you owe G&W, you shall immediately pay the unpaid balance to G&W.

(c) Conduct. You hereby agree that you will not, without the written consent of G&W, either during your employment by or service to G&W or any Subsidiary or thereafter, disclose to anyone or make use of any confidential information which you acquired during your employment or service relating to any of the business of G&W or any Subsidiary, except as such disclosure or use may be required in connection with your work as an employee or consultant of G&W or any Subsidiary. During your employment by or service to G&W or any Subsidiary, and for a period of six months after the termination of such employment or service, you will not, either as principal, agent, consultant, employee, stockholder or otherwise, engage in any work or other activity in direct competition with G&W or any Subsidiary. (For purposes of this Section 4, you shall not be deemed a stockholder of any company subject to the periodic and other reporting requirements of the Exchange Act, if your record and beneficial ownership of any such company amount to not more than five percent of the outstanding capital stock of any such company.) The non-competition covenant of this Section 4 applies separately in the United States and in other countries. Your breach of the covenant of this subsection (c) shall result in the consequences described in this Section 4.] [NOTE: not applicable in director restricted stock award; insert “4. RESERVED” if not applicable] [NOTE: this section 4 is only applicable to some Grantees, including Executive Officers; insert “4. RESERVED” if not applicable]

[5. Effect of Change in Control.

(a) Upon the occurrence of a “Change in Control” of G&W, the unvested portion of the Award shall immediately vest as of the date of the occurrence of such event.

(b) The term “Change in Control” shall be deemed to have occurred when:

(i) Any “person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding G&W and any Subsidiary and any employee benefit plan sponsored or maintained by G&W or any Subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of G&W representing 35% or more of the combined voting power of G&W’s then outstanding securities (other than indirectly as a result of G&W’s redemption of its securities); provided, however, that in no event shall a Change in Control be deemed to have occurred under this Section 5(b)(i) so long as (x) the combined voting power of shares beneficially owned by (A) G&W’s executive officers (as defined in Rule 16a-1(f) under the Exchange Act) then in office (the “Executive Officer Shares”), (B) Mortimer B. Fuller and/or Sue Fuller and their lineal descendents (the “Founder Shares”), and (C) the shares beneficially owned by any other members of a “group” that includes the Founder Shares and/or a majority of the Executive Officer shares, exceeds 35% of the combined voting power of G&W’s current outstanding securities and remains the person or group with beneficial ownership of the largest percentage of combined voting power of G&W’s outstanding securities and (y) G&W remains subject to the reporting requirements of the Exchange Act; or

(ii) The consummation of any merger or other business combination of G&W, a sale of 51% or more of G&W’s assets, liquidation or dissolution of G&W or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which either (x) the shareholders of G&W and any trustee or fiduciary of any G&W employee benefit plan immediately prior to the Transaction own at least 51% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to G&W’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of

Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be ((A), (B), (C) or (D), as applicable, the “Surviving Entity”) or (y) the Incumbent Directors, as defined below, shall continue to serve as a majority of the board of directors of the Surviving Entity without an agreement or understanding that such Incumbent Directors will later surrender such majority; or

(iii) Within any twelve-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to G&W, including any Surviving Entity. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).] [NOTE: this section 5 is only applicable to some Grantees, including Executive Officers and directors; insert “5. RESERVED” if not applicable]

6. Book-Entry Registration. The Award initially will be evidenced by book-entry registration only, without the issuance of a certificate representing the shares of Common Stock underlying the Award.

7. RESERVED

8. Nonassignability. The shares of Common Stock underlying the Award and the right to vote such shares and to receive dividends thereon, may not, except as otherwise provided in the Plan, be sold, alienated, assigned, transferred, pledged or encumbered in any way prior to the vesting of such shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After vesting, the sale or other transfer of the shares of Common Stock shall be subject to applicable laws and regulations under the Exchange Act.

9. Rights as a Stockholder. Unless the Award is forfeited or cancelled, prior to the vesting of the shares of Common Stock awarded under this Award Notice, you will have all of the other rights of a stockholder with respect to the shares of Common Stock underlying the Award, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such shares from time to time and the right to vote (in person or by proxy) such shares at any meeting of stockholders of G&W.

10. Rights of G&W and Subsidiaries. This Award Notice does not affect the right of G&W or any Subsidiary to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

11. Restrictions on Issuance of Shares. If at any time G&W determines that the listing, registration or qualification of the shares of Common Stock underlying the Award upon any securities exchange or under any federal, state or local law, or the approval of any governmental agency, is necessary or advisable as a condition to the issuance of a certificate representing any vested shares of Common Stock under this Award Notice, such issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to G&W.

12. Plan Controls. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.

13. Amendment. Except as otherwise provided by the Plan, G&W may only alter, amend or terminate the Award with your consent.

14. Governing Law. This Award and Award Notice shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

15. Language. If you have received this Award Notice or any other document related to the Plan in a language other than English and if the translated version bears a meaning that is different from that of the English version, the English version will control, to the extent permitted by law.

16. Notices. All notices and other communications to G&W, or its designated agent, required or permitted under this Award Notice shall be written, and shall be either delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt requested, by facsimile or electronically. If such notice or other communication is to G&W then it should be addressed to G&W’s office at 1200-C Scottsville Road, Suite 200, Rochester, New York 14624, Attention: Equity Plan Administrator; Telephone: (585) 328-8601; Facsimile: (585) 328-8622; Email: EquityPlanAdmin@gwrr.com. If such notice or other communication is to G&W’s designated agent, then it should be addressed and sent in accordance with established procedures. Each such notice and other communication delivered personally shall be deemed to have been given when received. Each such notice and other communication delivered by United States mail shall be deemed to have been given when it is received, and each such notice and other communication delivered by telex, telecopier, or electronically shall be deemed to have been given when it is so transmitted and the appropriate answerback is received.

17. Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, and G&W and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan, to the extent permitted by law.

You understand that G&W and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in G&W, details of all restricted stock awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon issuance of the Common Stock underlying the Award, to the extent permitted by law. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

18. Electronic Delivery. G&W may, in its sole discretion, decide to deliver any documents related to the Award granted under the Plan (or related to future restricted stock awards that may be granted under the Plan) by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, hereby agree to participate in the Plan through an on-line or electronic system established and maintained by G&W or another third party designated by G&W.

19. Severability. The provisions of this Award Notice are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Award Notice and the Plan. The undersigned further acknowledges that this Award Notice and the Plan set forth the entire understanding between him or her and G&W regarding the restricted stock granted by this Award Notice and that this Award Notice and the Plan supersede all prior oral and written agreements on that subject.

Dated:

[Name]

Genesee & Wyoming Inc. By:

Matthew C. Brush
Chief Human Resource Officer

[NOTE: only applicable in the Netherlands]

ADDENDUM TO RESTRICTED STOCK AWARD NOTICE

THE PARTIES

(1)	GENESEE & WYOMING INC, a company incorporated under the laws of the State of Delaware, the United States, duly represented by Matthew C. Brush, hereafter referred to as G&W

And

(2)	[Name], residing at [Address], hereafter referred to as the Beneficiary

The parties referred to under (1) and (2) above are hereafter together referred to as the Parties.

WHEREAS

(A)	The Beneficiary is managing director of Rotterdam Rail Feeding B.V. (“RRF”) and Beneficiary has entered into an employment contract with RRF on [Date];

(B)	G&W has acquired the entire share capital of RRF on [Date];

(C)	G&W and the Beneficiary have agreed on a restricted stock award as described in the letter dated [date];

(D)	In connection with the letter referred to under (C) above, the Parties enter into an Award Notice (the “Award Notice”); and

(E)	For the purpose of compliance of the Award Notice with the provisions of Dutch law (if applicable), the terms and conditions of this Addendum shall apply in deviation of, or in addition to certain terms and conditions of the Award Notice.

HAVE AGREED ON THE FOLLOWING

1.	DEFINITIONS

Except as provided otherwise in this Addendum, the definitions of the Award Notice shall apply to this Addendum.

2.	DISABILITY

Regarding satisfaction of vesting requirements and issuance of share certificates, Clause 3(a) of the Award Notice shall, in addition to the meaning provided in that Clause, also apply in the circumstance that the Beneficiary is permanently ill and that, as a result thereof, the employment contract between the Beneficiary and RRF is terminated, in compliance with Dutch law.

3.	[NON COMPETITION

Clause 3(c) of the Award Notice provides for a non-competition covenant to which the Beneficiary shall be bound for a period of six months following the termination of the Beneficiary’s employment contract with RRF. In deviation of Clause 3(c) of the Award Notice, the non-competition covenant is limited solely to the territory of Europe.] [NOTE: this section 3 is only applicable to some Grantees; insert “3. RESERVED” if not applicable]

4.	DATA PRIVACY

4.1	In deviation of Clause 17 of the Award Notice, the following shall apply. The Parties acknowledge that all personal data which are necessary for the performance of the contract provided in the Award Notice shall be collected, used and/or transferred to G&W. The personal data shall be processed for the exclusive purpose of implementing, administering and managing the Beneficiary’s participation in the Plan. Furthermore, Parties acknowledge that RRF shall be the controller in the meaning of the Dutch Data Protection Act. To the extent necessary, the Beneficiary explicitly agrees with the processing of his personal data as referred to in this Clause 4 of the Addendum, and specifically with the transfer of the Beneficiary’s personal data to G&W in the United States.

4.2	The personal data to be processed shall include: the Beneficiary’s name, home address, e-mail address, salary, job title, any shares of stock or directorships held in G&W, details of all restricted stock awards or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in favour of the Beneficiary, necessary for the performance of the Award Notice. Upon the issuance of the Common Stock underlying the Award, additional information may be required regarding bank or brokerage account(s) held by the Beneficiary. In case of death of the Beneficiary, the personal data mentioned in this Clause 4.2 shall also be required from the Beneficiary’s inheritors.

5.	TAX

The Award is subject to tax at the moment it is granted or at the moment it vests. G&W and/or RRF will file a request with the appropriate tax authorities in order to receive advance certainty in this respect.

Regardless of any action G&W, its designated agent, or RRF takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that G&W and/or RRF (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award grant, including the grant or vesting of the Award, the subsequent sale of shares of Common Stock acquired pursuant to such grant or vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

Prior to the grant or vesting of the Award, you shall pay or make adequate arrangements satisfactory to G&W and/or RRF to satisfy all withholding and payment on account obligations of G&W and/or RRF. In this regard, you authorize G&W and/or RRF to withhold all applicable

Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by G&W and/or RRF or from proceeds of the sale of shares of Common Stock. Alternatively, or in addition, if permissible under local law, G&W, or its designated agent, may (1) sell or arrange for the sale of shares of Common Stock that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares of Common Stock, provided that G&W, or its designated agent, only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount. Finally, you shall pay to G&W, its designated agent, or RRF any amount of Tax-Related Items that G&W or RRF may be required to withhold as a result of your participation in the Plan or your purchase of shares of Common Stock that cannot be satisfied by the means previously described.

G&W, or its designated agent, may refuse to honor the vesting and refuse to issue a certificate representing such vested shares of Common Stock if you fail to comply with your obligations in connection with the Tax Related Items as described in this section.

6.	AWARD NOTICE

Unless described otherwise in this Addendum, the terms and conditions of the Award Notice shall be fully valid and binding between the Parties.

7.	GOVERNING LAW

7.1	This Addendum shall be governed by the laws of the Netherlands.

7.2	The competent court of Rotterdam has exclusive jurisdiction to settle any dispute arising out of or in connection with this Addendum.

SIGNATORIES

Thus agreed upon and executed in duplicate in                              on                     .

[Name]

Genesee & Wyoming Inc. By:

Matthew C. Brush
Chief Human Resource Officer